Exhibit 99.4
Laurel Canyon Partners, LLC
1503 Abbott Kinney Boulevard
Venice, California 90291
Via Electronic Mail
June 17, 2010
Steve Hentschel
Managing Director
Gleacher & Company
1290 Avenue of the Americas
New York, New York 10104
Re: Withdrawal of Proposal
Dear Steve:
     We regret to inform you that, after further consideration, we have decided not to proceed with our previous proposal to acquire Crystal River Capital, Inc., and so are withdrawing our proposal.
     If you have any questions, please do not hesitate to contact Craig Tompkins or me.

Sincerely, LAUREL CANYON PARTNERS, LLC
/s/ Daniel M. Gottlieb, its Member

cc:	Steven D. Lebowitz John T. Haggerty, Esq. S. Craig Tompkins Dale E. Short, Esq. D. Stephen Antion, Esq.